UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2025

CAMBER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12 Greenway Plaza, Suite 1100, Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (281) 404-4387

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 7, 2025, Camber Energy, Inc. (the “Company”) and its wholly-owned subsidiary, Viking Energy Group, Inc. (“Viking”), entered into an agreement (the “Agreement”) with FK Venture LLC (the “Investor”) to restructure an existing obligation of Viking to the Investor in the amount of $1,200,000 (the “Debt”). Pursuant to the Agreement, the Company issued to the Investor an unsecured convertible promissory note in the principal amount of $1,200,000 (the “Note”), thereby assuming and refinancing the Debt under new terms.

The Note bears interest at a rate of 10% per annum and matures on September 30, 2026 (the “Maturity Date”). Subject to the terms of the Note, the Company may prepay the Note in whole or in part, provided that if prepayment occurs within twelve (12) months of issuance, the Company must pay a minimum of twelve months’ interest.

At any time prior to the Maturity Date, the Investor may elect to convert the outstanding principal and any accrued but unpaid interest into shares of the Company’s common stock at a fixed conversion price of $0.15 per share, subject to customary anti-dilution adjustments. Based on the current terms, the Note is convertible into up to 8,000,000 shares of common stock (excluding any shares of common stock that might be issued on the conversion of any interest component), which represents approximately 3.0% of the Company’s currently issued and outstanding shares, and would represent approximately 2.9% on a post-conversion basis.

The Note contains customary events of default, including failure to pay principal or interest when due, failure to issue shares upon conversion, and bankruptcy-related events. Upon an event of default, the Note may become immediately due and payable, and interest may accrue at a default rate of 18% per annum.

The Agreement and the Note were approved by the Company’s Board of Directors by written consent effective April 2, 2025. The foregoing descriptions of the Agreement and the Note are qualified in their entirety by reference to the full text of the Agreement and the Note, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Note provides the Investor with the right to convert the principal and accrued interest into shares of the Company’s common stock, par value $0.001 per share, at a fixed conversion price of $0.15 per share. Based on the current conversion price and outstanding principal, up to 8,000,000 shares of common stock may be issuable upon full conversion of the Note (excluding any shares of common stock that might be issued on the conversion of any interest component).

The issuance of the Note was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The Investor represented to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act and is acquiring the Note for investment purposes and not with a view to distribution. No underwriters or placement agents were used in connection with the issuance, and no commissions or placement agent fees were paid.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Agreement, dated April 7, 2025, by and among Camber Energy, Inc., Viking Energy Group, Inc., and FK Venture LLC.
10.2	Convertible Promissory Note, dated April 7, 2025, issued by Camber Energy, Inc. to FK Venture LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBER ENERGY, INC.

Date: April 8, 2025	By:	/s/ James A. Doris
	Name:	James A. Doris
	Title:	Chief Executive Officer

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